Exhibit 99.3

Royal Gold Announces 21% Increase in Attributable Reserves

DENVER, COLORADO. APRIL 27, 2016: ROYAL GOLD, INC. (Nasdaq: RGLD; TSX: RGL), announces updated estimates for ore reserves and mineralized material1 as of December 31, 2015. These figures are provided by the operators of properties on which the Company holds royalties, streams and similar interests, or are obtained by Royal Gold through publicly available information.

At the end of calendar 2015, precious metals reserves on properties subject to the Company’s interests were 86.1 million ounces of gold and 779.5 million ounces of silver. This compares to reserves of 73.7 million ounces of gold and 764.0 million ounces of silver estimated as of December 31, 2014.

After applying the Company’s interests to the reserves noted above, net gold reserves2 attributable to Royal Gold totaled 5.8 million ounces, compared with 5.1 million ounces at year-end 2014. On a gold equivalent basis, using a silver to gold ratio of approximately 77:1, precious metals reserves attributable to Royal Gold increased 21% to 6.4 million ounces, on a net reserve basis, compared with 5.3 million ounces for the same period ended 2014. The increase in reserves were primarily due to our acquisition of the Wassa and Prestea, Rainy River, Andacollo and Pueblo Viejo streams.

The complete Royalty/Metal Stream Portfolio, which includes the ore reserves and mineralized material1 subject to the Company's interests on producing and development properties, can be found on our website.

For further information about our royalties, metal streams and similar interests, please see our Annual Report on Form 10-K, as well as our other public reports.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

[1]	The U.S. Securities and Exchange Commission does not recognize this term. Mineralized material is that part of a mineral system that has potential economic significance but cannot be included in the proven and probable ore reserve estimates until further drilling and metallurgical work is completed, and until other economic and technical feasibility factors based upon such work have been resolved. Investors are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into reserves.
[2]	Net gold reserves are calculated net of per ounce payments for the Company’s gold streams.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include reserves and additional mineralization estimates provided by the operators or obtained by Royal Gold through publicly available information; the sliding-scale features of our royalty structure at certain of our properties; and estimates of commencement of production at projects in development. Net gold and metal reserves attributable to Royal Gold’s royalty, stream and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced. Like any royalty, stream or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments. In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty and stream properties; the ability of operators of development properties to finance project construction to completion and bring projects into production as expected; operators’ delays in securing or inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty and stream properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty and stream properties; contests to the Company’s royalty and stream interests and title and other defects to the Company’s royalty and stream properties; errors or disputes in calculating royalty and stream payments, or payments not made in accordance with royalty and stream agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty and stream properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company's ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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